Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	January 6, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Luxury Apartment Community in Suburban Atlanta

Chicago (January 6, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Siena Suwanee Town Center, a 240-unit, luxury apartment community in the affluent north-Atlanta suburb of Suwanee, Georgia. The purchase price was approximately $70 million.

Suburban Atlanta is a recommended portfolio "overweight" and is ranked within the top quartile of LaSalle’s Research & Strategy Group’s proprietary market tracking database. Atlanta-area apartment investments have outperformed overall U.S. apartments within the NCREIF institutional index over 1, 3, 5 and 10-year periods. Sienna Suwanee Town Center is complemented by JLL Income Property Trust’s 2017 acquisition of The Reserve at John’s Creek Walk, a 210-unit Class A apartment community located in Johns Creek, less than 10 miles away. This northeast Atlanta submarket ranks favorably due to above market population and job growth, ranking 12th out of 150 U.S. cities in forecasted employment growth over the next four years.

Constructed in 2018, Sienna Suwanee Town Center features luxury unit finishes and provides residents with a robust community amenity package including a salt-water resort style pool and 24-hour multipurpose fitness center. The community also has desirable live/work/play features and is walking distance to numerous retail stores and restaurants, in addition to local community parks.

“This addition to our growing apartment portfolio fits extremely well with our suburban strategy to invest in amenity-rich, newer communities located in highly-rated school districts with high barriers to entry for new competition,” noted Allan Swaringen, JLL Income Property Trust President and CEO. “This investment brings our aggregate apartment allocation to over $1 billion, with 3,842 apartment units across 16 communities representing 33 percent of our $3.3 billion, 82-property portfolio. Our unique UPREIT structure along with our diversified portfolio and daily valuation were attractive to the sellers who chose to contribute this property in exchange for interests in our fund rather than selling for cash. This provided the owners of Sienna Suwannee a tax efficient sale with the benefit of long-term estate planning while allowing our fund to make a strategic acquisition with no cash outlay.”

The Gwinnett County area features schools rated A- by Niche.com and are Silver rated by LaSalle’s research group. The area’s high school ranks among the top 2 percent in the country. Historically, apartment communities located in areas featuring a combination of top household incomes and highly rated school districts have outperformed the broader apartment market. These communities tend to have restrictive apartment development policies creating strong barriers to entry.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $65 billion of assets in private and public real estate property and debt investments as of Q3 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.